MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
*** PRESS RELEASE ***
2ND QUARTER EARNINGS ANNOUNCED
New Berlin, WI (July 28, 2005). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”) announced second quarter 2005 earnings of $1.6 million, or $0.44 per diluted share, compared to $1.5 million or $0.44 per diluted share for the second quarter 2004, representing an 11.4% increase in net income. The increase in net income for the current quarter compared to the prior year is due to strong balance sheet growth, strength in our core banking business and increased operating efficiencies.
Net income for the six months ended June 30, 2005 was $3.4 million; a 19.6% increase from the $2.9 million earned for the same period in 2004. Diluted earnings per share for the first six months of 2005 were $0.93, an 8.1% increase from the $0.86 earned in the first six months of 2004.
The quarter-to-quarter and year-to-date comparisons are impacted by Merchants’ acquisition of Random Lake Bancorp, Limited (“Random”) and its subsidiary Wisconsin State Bank (“WSB”) on August 12, 2004. The acquisition was accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Random were recorded at their respective fair values on the acquisition date. Merchants acquired approximately $102.3 million in assets, $72.9 million in loans, $80.0 million in deposits and recognized goodwill and intangible assets of approximately $6.1 million related to the transaction.
Merchants’ total assets increased 20.9% from $1.2 billion at June 30, 2004, to $1.4 billion at June 30, 2005. Gross loans increased 22.8% from $904.4 million at June 30, 2004, to $1.1 billion at June 30, 2005. Total deposits grew 16.5% from $918.8 million at June 30, 2004 to $1.1 billion at June 30, 2005. Our balance sheet growth since June 30, 2004 is due to internal growth as well as the acquisition of WSB.
Michael J. Murry, Chairman, stated, “2004 was a year of significant change and transition for our organization. We took significant steps to reduce the risk inherent in a larger organization and invested heavily in building an operational platform that will allow for future expansion. During the second quarter we further realized the advantages and efficiencies of our new operational platform. Our operational capabilities continue to improve while our community bank personnel generated significant internal growth during the second quarter. For example, loan growth continued to be strong in the second quarter increasing 12.1% on an annualized basis. In addition, we continue to realize the operational efficiencies as net income during the second quarter increased compared to the first quarter of 2005. We expect these positive trends to continue during 2005 and beyond.”
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Net interest income was $11.8 million for the three months ended June 30, 2005 compared to $10.1 million for the same period in 2004, and $23.4 million for the six months ended June 30, 2005 compared to $19.9 million for the same period in 2004. The increase is due to the revenue resulting from the acquisition of WSB, as well as the increase in loan volume funded by the growth in deposits and borrowings. WSB generated net interest income of $1.0 million and $2.0 million during the three and six months ended June 30, 2005, respectively. Net interest margin was 3.68% and 3.70% for the three and six months ended June 30, 2005, respectively, compared to 3.77% and 3.76% for the same periods in the prior year. The decline in net interest margin was due to strong loan growth which was funded with deposit growth as well as higher cost borrowings. We will focus on generating low cost deposits to fund continued loan growth. Due to the repositioning of our balance sheet in 2003 and 2004, we believe we are positioned to take advantage of increasing interest rates.
Merchants’ provision for loan losses was $390,000 and $780,000 for the three and six months ended June 30, 2005, respectively, compared to $451,000 and $901,000 for the same periods in the prior year. Merchants’ allowance for loan losses to total loans ratio was 0.94% and 1.07% at June 30, 2005 and 2004, respectively. The ratio of allowance for loan losses to non-performing loans was 166.9% at June 30, 2005 compared to 209.6% at June 30, 2004. Non-performing assets equaled 0.54% of total assets at June 30, 2005 compared to 0.56% at June 30, 2004.
Non-interest income for the three and six months ended June 30, 2005 was $3.4 million and $7.5 million, respectively, compared to $2.7 million and $5.4 million for the same periods in the prior year, an increase of 29.3% for the second quarter and an increase of 40.7% year-to-date. Service charges on deposit accounts increased $252,000 to $1.0 million and $480,000 to $2.0 million for the three and six months ended June 30, 2005, respectively. Service charges on loans increased $595,000 to $949,000 and $893,000 to $1.7 million for the three and six months ended June 30, 2005, respectively. Gains on sales of mortgage loans decreased $54,000 and $95,000 for the three and six months ended June 30, 2005, respectively compared to the prior year. In addition, net gains on the sale of assets and securities amounted to zero and $395,000 for the three and six months ended June 30, 2005, respectively, compared to $164,000 and $341,000 during the same periods in 2004. Other fee income for the six month period ending June 30, 2005 included non-recurring fee income of $490,000 related to the sale of Pulse EFT Association to Discover Financial Services as well as additional income related to the acquisition of WSB. WSB generated non-interest income of $204,000 and $447,000, respectively, during the three and six months ended June 30, 2005.
Non-interest expense was $12.4 million for the second quarter of 2005 and $25.0 million for the first six months of 2005, compared to $10.2 million for the second quarter of 2004 and $20.2 million for the first six months of 2004, an increase of 22.5% and 23.6% respectively. Salaries and employee benefits increased $1.2 million for the quarter and $2.6 million year-to-date, occupancy expense increased $455,000 for the quarter and $849,000 year-to-date and data processing fees increased $484,000 for the quarter and $970,000 year-to-date. The growth in non-interest expense is partially affected by the acquisition of WSB. The WSB operations added expenses of $860,000 and $1.7 million for the three and six months ended June 30, 2005, respectively.
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UNAUDITED	Three Months Ended June 30,			Six Months Ended June 30,
	2005	2004	Change	2005	2004	Change
	(Dollars In Millions, Except Per Share Amounts)
Net Income	$1.639	$1.472	11.4%	$3.442	$2.879	19.6%
Basic EPS	$0.45	$0.44	2.3%	$0.94	$0.86	9.3%
Diluted EPS	$0.44	$0.44	0.0%	$0.93	$0.86	8.1%
Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 45 offices in the communities they serve with more than 100,000 clients and total assets of $1.4 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”
Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio; and the result of the Corporation’s discussions with the WDR. Such uncertainties and other risk factors are discussed further in the Corporation’s filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
For more information contact:
Michael J. Murry, Chairman and Chief Executive Officer — (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer — (262) 827-5632
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Press Release – 6/30/05
UNAUDITED

	At or for the Three Months Ended June 30,
	(Amounts In Thousands, Except Share and
	Per Share Amounts)
For the Period:	2005	2004	% Change

Interest Income	$18,931	$14,576	29.9%
Interest Expense	7,115	4,503	58.0%

Net Interest Income	11,816	10,073	17.3%

Provision for Loan Losses	390	451	(13.5)%

Non-Interest Income	3,432	2,654	29.3%
Non-Interest Expense	12,425	10,141	22.5%

Income Before Tax	2,433	2,135	14.0%
Taxes	794	663	19.8%

Net Income	$1,639	$1,472	11.4%

End of Period:	6/30/05	6/30/04	% Change

Assets	$1,420,996	$1,175,882	20.9%
Loans (gross)	1,110,235	904,402	22.8%
Allowance for Loan Losses	10,381	9,716	6.8%
Deposits	1,070,465	918,809	16.5%
Shareholders’ Equity	94,351	79,974	18.0%

Per Share:

Net Income (basic)	$0.45	$0.44	2.3%
Net Income (diluted)	$0.44	$0.44	0.0%
Book Value	$25.51	$23.97	6.4%
Dividends Declared	$0.18	$0.18	0.0%

Average Shares Outstanding (basic)	3,676,129	3,335,842
Average Shares Outstanding (diluted)	3,688,793	3,358,672
Ending Shares Outstanding	3,699,253	3,335,930

Key Ratios:

Net Interest Margin	3.68%	3.77%
Return on Average Assets	0.46%	0.51%
Return on Average Common Equity	7.03%	7.28%

Shareholders Equity to Assets Ratio	6.64%	6.80%
Tier 1 Capital to Average Assets Ratio	6.52%	6.85%

Non-performing Loans/Total Loans	0.56%	0.51%
Non-performing Assets/Total Assets	0.54%	0.56%
Allowance for Loan Losses/ Non-performing Loans	166.87%	209.61%
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Press Release – 6/30/05
UNAUDITED

	For the Six Months Ended June 30,
For the Period:	2005	2004	% Change

Interest Income	$36,650	$28,944	26.6%
Interest Expense	13,296	9,045	47.0%

Net Interest Income	23,354	19,899	17.4%

Provision for Loan Losses	780	901	(13.4)%

Non-Interest Income	7,525	5,349	40.7%
Non-Interest Expense	25,002	20,223	23.6%

Income Before Tax	5,097	4,124	23.6%
Taxes	1,655	1,245	32.9%

Net Income	$3,442	$2,879	19.6%

Per Share:
Net Income (basic)	$0.94	$0.86	9.3%
Net Income (diluted)	$0.93	$0.86	8.1%
Average Shares Outstanding (basic)	3,675,098	3,333,548
Average Shares Outstanding (diluted)	3,685,565	3,364,185
Dividends Declared	$0.36	$0.36	0.0%

Key Ratios:
Net Interest Margin	3.70%	3.76%
Return on Average Assets	0.50%	0.50%
Return on Average Common Equity	7.48%	7.13%